BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

CORPORATE SPEAKERS:
Robin L. Oliver
BayFirst Financial; President, Chief Operating Officer
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer
ANALYSTS:
Ian Green
Pendragon Capital
Julienne Cassarino
Sycamore Analytics

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corporation's Q2 2024 Conference Call and Webcast. [Operator Instructions] This call is being recorded on Friday, July 26, 2024.
I would now like to turn the conference over to Robin Oliver. Please go ahead.
Robin L. Oliver
President & COO
Thank you, Joanna. Good morning, everyone, and thank you for participating on our call today. I have with me our CFO, Scott McKim; Tom Zernick, our CEO, is not with us this morning due to a family emergency.
Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward-looking statements contained on Page 2 of the investor presentation.
During the second quarter, we produced net income of $0.9 million, which represents a 5.1% increase over Q1 '24 earnings of $0.8 million. Net income increased primarily due to lower provision for credit losses of $1.0 million and lower noninterest expense of $1.2 million offset by lower revenue from servicing income and gains on loan sales of $2.6 million quarter-over-quarter as SBA 7(a) loan production was weaker than projected.
While we made progress with lowering our provision for credit losses and noninterest expense in the quarter, we are not content with our second quarter results. We continue to see pressure on our SBA 7(a) production in the current interest rate and credit environment. And as such, we missed our earnings goal due to lower Bolt and core SBA 7(a) production during the quarter. We did, however, take several actions this quarter as we work to improve our overall profitability, many of which will not fully produce improved results until the last half of this year. Some of those actions included rightsizing our staffing and incentive compensation, renegotiating key

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

vendor contracts, launching a modification program for our SBA 7(a) borrowers who are struggling to make payments in a higher rate environment with the goal of reducing charge-offs and reducing other expenses while working to leverage our investments in technology. I want to assure our investors that our management's focus every day is to elevate all areas of our business under a more efficient platform to deliver improved earnings on a consistent basis.
Now I would like to share some highlights from around BayFirst. Earlier this year, we opened our 12th banking center, concluding our current branch development program with a focus in the near term on leveraging the investments we've already made. At the heart of our franchise value, the banking centers grew deposit balances 5.8% and net new accounts 8.3% year to date, ending the second quarter at $1.04 billion.
BayFirst continues to maintain a granular deposit base with 81% of deposits being insured at June 30. As the banking industry competes for deposits, we are focused on various ways to grow more low-cost sticky deposits. During the second quarter, the bank launched its customer referral program called “Refer a Friend” and has already seen success in bringing in many new customers from this program. We also added technology called “Branch Anywhere”, which allows our banking center teams to open accounts and serve customers using an iPad when out of the branch. This furthers our commitment to meet customers on their terms. I'd also like to highlight that we continue to grow customers and brand awareness through our Cash Kids Club and TrendSetter programs. We have partnered with more local businesses in 2024 to make these programs more impactful and attract new customers.
On the lending side, BayFirst continues to enjoy minimal commercial exposure in the CRE space with non-owner occupied commercial real estate, representing only 6% of our loans held for investment at the end of the quarter. Loans held for investment increased by $74 million, or 8%, during the second quarter of 2024 to $1.01 billion, primarily due to an increase in conventional community bank loans which increased $172 million, or 20.5% over the past year. During the second quarter, we also added an experienced commercial lender to our team in Sarasota, as well as a Director of Health Care Lending who is tasked with overseeing the financial products and services geared towards the medical industry. With thousands of health care companies in Tampa Bay and a relatively low risk profile, we believe this is an industry focus that will serve us well.
The company's government guaranteed loan origination platform, CreditBench originated $99 million in new government guaranteed loans during the quarter, a decrease of 24% from $131 million of loans produced in the previous quarter and a 21% decrease from $126 million of loans produced during the second quarter of 2023. The company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150,000 or less to businesses throughout the country, saw reduced production in the second quarter primarily as the bank tightened credit standards at the end of Q1 to ensure future credit quality. Since the launch of Bolt in 2022, the company has originated over 4,700 Bolt loans totaling $611 million, of which 561 Bolt loans totaling $72 million were originated this quarter. The company originated $179 million of loans in total this quarter and sold $79 million of government-guaranteed loan balances. In addition to SBA lending, we also originate USDA loans and during the second quarter, we added two USDA lenders, bringing us to a total of three lenders in this space and diversifying our sources of revenue.

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

I also want to share some exciting milestones regarding PowerLOS, our commercial loan origination platform, which is currently used by the CreditBench team for all Bolt loans and is in the process of being implemented for all other commercial loan products. In the second quarter, we processed the 10,000th application and the system automatically processed, it's 100,000th due diligence check. We are excited by the system's scalability and efficiency to help us reduce labor and processing costs as we move forward.
As I mentioned earlier, midway through the second quarter, we added additional options to assist small business borrowers in their battle with high inflation and interest rates. As the SBA rules allow for, this involves modifying loan terms to extend the maturity date to make payments more manageable for businesses whose loans are performing, and we expect to continue to perform. As a result of our continued focus on collection efforts, along with this modification program, our underlying credit metrics improved, and our net charge-offs were lower during the quarter. We believe this will also assist in reducing potential charge-offs in the future.
At this time, I will pass the microphone to Scott McKim, our CFO, to provide additional overview of our financial performance and credit metrics.
Scott J. McKim
Executive VP & CFO
Thank you, Robin. Good morning, everyone.
As Robin mentioned, our net income from continuing operations was $0.9 million in the second quarter. Balances of loans held for investment grew to $73.4 million, or 7.9% during the quarter, and overall total assets increased $73.7 million to $1.22 billion, or 6.4% growth during the quarter. Year-over-year, total assets have increased $130.5 million, or 12%.
Total deposits increased $35 million, or 3.5% during the second quarter of this year and increased by $97.6 million from the second quarter of 2023. Total deposits ended the quarter at $1.04 billion.
Shareholders' equity at quarter end was $101 million and was $9.9 million higher than the end of the second quarter of 2023. There was also a slight decrease in accumulated other comprehensive loss of $75 thousand during the quarter. Tangible book value increased this quarter to $20.54 per share up $0.09 from $20.45 per share at the end of the first quarter.
Net interest income was $9.2 million in the second quarter, up $400 thousand, or 5% compared to the first quarter and down $100 thousand from the year ago quarter. Net interest margin increased by 1 basis point from Q1, reflecting increases in both interest earned on loans and interest paid on deposits.
Noninterest income was $11.7 million in the second quarter of 2024, down $2.6 million, reflecting lower gains on sales of government-guaranteed loans. Compared to the second quarter of 2023, noninterest income is up $700 thousand reflecting higher fair value gains on sale of loans.
Noninterest expense decreased by $1.2 million in the second quarter, notably due to a decrease of $1.1 million of compensation costs and $0.5 million of professional services costs. Compared to

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

the first quarter of 2023, noninterest expense is $0.2 million higher driven by data processing costs offset by lower commission and incentive costs as loan production was down, as Robin already mentioned, from the first quarter.
Provision for credit losses was $3 million in the second quarter compared to $4.1 million in the first quarter and $2.8 million in the second quarter of 2023. Net charge-offs decreased by $0.4 million, primarily from lower charge-offs on unguaranteed SBA 7(a) loan balances. As Robin noted, our efforts to actively manage our SBA 7(a) portfolio have positively impacted net charge-offs during the quarter. Our portfolio of unsecured consumer loans purchased from a third party generated over $600 thousand of net charge-offs during the second quarter. That was down by $260 thousand from Q1. As we have previously mentioned, the unsecured consumer loan exposure continues to pay down, and we expect this impact to our net charge-offs to continue to dissipate throughout this year.
As far as charge-offs go, annualized net charge-offs as a percentage of average loans held for investment at amortized costs were 1.45% in the second quarter of 2024. That's a decrease from 1.71% in the first quarter and 1.15% in the second quarter of 2023. Nonperforming assets to total assets was 1.28% as of June 30, 2024, compared to 0.97% as of March 31, 2024, and 0.79% as of June 30, 2023. Nonperforming assets, excluding government-guaranteed loans to total assets, was 0.82% as of June 30, 2024, compared to 0.70% as of March 31, 2024, and 0.61% as of the end of second quarter last year. Past due and nonaccrual loans to total loans held for investment at amortized costs were 1.84% at June 30, 2024, that's up slightly from 1.76% at the end of the first quarter and up from 1.56% in the same quarter of last year.
The ratio of allowance for credit losses to total loans held for investment at amortized cost was 1.50% at June 30, 2024, 1.62% as of March 31, 2024, and 1.61% as of June 30, 2023. The ratio of allowance for credit losses to total loans held for investment at amortized cost, excluding government-guaranteed loans, was 1.73% at June 30, 2024, down from 1.88% as of March 31, 2024, and 2.03% as of June 30, 2023.
We believe the allowance for credit loss is reasonable for all our loan portfolios and their forecasted performance.
At this time, I'll turn it back over to Robin for any final comments.
Robin L. Oliver
President & COO
Thank you, Scott. Appreciate your comments and appreciate everyone joining. And at this time, I would like to open it up for any questions.

QUESTIONS AND ANSWERS
Operator
Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. [Operator Instructions] Your first question comes from Julienne Cassarino at Sycamore Analytics.
Julienne Cassarino

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

Can you talk a little bit more about your new health care banking initiative, like specifically, what kind of health care providers are you targeting what kind of loans, like if they're -- what kind of collateral for the loans, if they're real estate or equipment back. And if those are all in Florida or if those are East Coast or throughout the country, just to get more information.
Robin L. Oliver
President & COO
Sure. Yes, happy to expand on that. We will be focusing here in Tampa Bay. The gentleman that we hired and we put a press release out about it earlier this week is a long time Tampa native and has been in this market. And this is part of our conventional community bank platform, which is focused right here in Tampa Bay. And we really just wanted to capitalize on a lot of the smaller health care practices that are out there. We'd be primarily looking at, say, $8 million to $10 million in revenue healthcare companies and less. And we think there's a great market for us to get into there. We know it's a tough market, but we think our personalized service, our product set and our go-to-market strategy will be attractive. And we are going to be focusing on both loans and deposits. We want both sides of the equation as we work to bank these businesses.
I would say we are going to be focused more on C&I but we could be doing CRE as well. We have both products that would be available. So that is just a little bit more about it. We're excited for Phil Russo, our Director of Healthcare Lending, to get started and bring on more team members and grow us into the future.
Julienne Cassarino
Okay. Great. Is he coming with a portfolio? Is he bringing over portfolio?
Robin L. Oliver
President & COO
He is not bringing over an existing portfolio, but he certainly already has a lot of contacts and leads.
Julienne Cassarino
Right. Good. Well, sounds good. And the modification program that you talked about that you started, is that -- do you -- are those modified loans going to be in the call report anywhere like a restructured loan, anything like that?
Robin L. Oliver
President & COO
They will not be. And we certainly looked at that carefully and explored with our auditors. But this is an SBA allowed type program to extend the maturity. It's very hard to reduce rate on these SBA loans once they're sold into the secondary market, it's not really possible. But what we can do is extend maturities by, say, 5 or up to 10 years to reduce payments for those borrowers. And there's no prepayment penalty, so they can -- if rates go down, or their circumstances change, they can always prepay so as not to have that long of a loan. But we have had a great response in that. We started in early June, and we have a lot of borrowers that are very happy and thanking us for being proactive and reaching out to them and offering them this option because there are

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

many that are struggling. We have a lot of borrowers where we did SBA loans pre-pandemic, pre-rate increases, and they've seen 5.25% rate increases over the last couple of years. And so it's made it quite tough for many of these small businesses. And our goal is to keep the small businesses open and keep the charge-offs down and hopefully this will help in doing that.
Julienne Cassarino
Yes, sounds really good. Yes. So what's the kind of the economic environment. I think of your area of Florida has been very pretty vibrant. But you said people are so -- are you -- when you -- is this across the country? Or is this local -- more localized?
Robin L. Oliver
President & COO
It's across the country. Yes, you're right. Tampa Bay is flourishing, but we are a nationwide SBA lender. So these loans are all across the nation.
Julienne Cassarino
Right, right. Okay. Very good. Well, it sounds like a good program. And thank you.
Robin L. Oliver
President & COO
Thank you. Appreciate your questions today.
Operator
[Operator Instructions] Next question comes from Ian Green at Pendragon Capital.
Ian Green
My question, how can you -- maybe it's a different environment, a difficult environment, but what would be your strategy or what continues to be your strategy for getting noninterest-bearing deposits? It looks like that's an area where would help build your overall franchise value, if you could get that percentage of total deposits.
Scott J. McKim
Executive VP & CFO
Yes. Ian, I'll go ahead and field that one. You're exactly right. I mean it's being able to grow, I'll call, low cost deposits or even no cost deposits are definitely at the core of the franchise value for the bank. And we've been, what I'll call moderately successful as far as raising those deposits in a very granular way among the entire Tampa Bay footprint. And as we have kind of evolved the business a little bit and sort of broadened our focus beyond just individuals and families, the small businesses that are located here have also started to come and join the bank and the healthcare banking program that Robin already talked about is front and center to that and being able to provide depository services, treasury management services to those businesses is part of that evolving strategy.
So it's going to go a little bit deeper. We're going to start I think you're going to start to see us grow that really not just from the healthcare space, but other businesses from existing clients.

BayFirst Financial Corp.
Second Quarter 2024 Earnings Call

This is something that whereas the SBA business is nationwide, this is heavily focused in the retail footprint where we exist today.
Ian Green
All right. Okay. Yes. Now in terms of real estate in your geography. I mean the other question -- the previous question had highlighted that Florida is pretty vibrant in your area, Florida is very vibrant. How are you seeing the overall in different categories that you would be exposed to? How is that all holding up on more of a macro level?
Scott J. McKim
Executive VP & CFO
I would say that, as you can imagine, we spent quite a bit of time looking at the real estate market from a number of different sources. And it is what I'll generally categorize as being stable. And where we're at, for example, there is still quite a bit of population growth, a lot of new homes still being built. And obviously, business is being set up and flourishing and looking for their own real estate. And as we look at the market, I would say that stability has kind of -- it's been a place now really for the past 6 to 8 quarters. I would say that the values that kind of creeped up perhaps 18 to 24 months ago have stabilized. We're not seeing that sort of “moon-shot” type approach anymore.
And then furthermore, the lending that we're doing is being very focused around the fact that we want to make sure that the collateral is something that if there is a shift in the marketplace that we can absorb it and that borrowers can absorb it without any sort of detrimental impact. Again, it's only about 6% of our loan portfolio is non-owner occupied commercial real estate. The rest of business owners are actually operating outside of -- or out of their own real estate. So we're not exposed to retail strip malls and some of the other higher risk type of ventures that are out there. So unlike some of the other institutions, I think that operate in this space, we just haven't gone down that path and have no intent to go down the path.
Operator
We have no further questions. I will turn the call back over to Robin Oliver.
Robin L. Oliver
President & COO
Excellent. Thank you, Joanna, and thanks, everyone, for joining us this morning for our call. Have a great day.
Operator
Ladies and gentlemen, this concludes your conference for today. We thank you for participating, and we ask that you please disconnect your lines.